PROSPECTUS SUPPLEMENT NO. 18 TO PROSPECTUS DATED DECEMBER 12, 2013	FILED PURSUANT TO RULE 424(b)(3) REGISTRATION STATEMENT NO. 333-191622

FUTURE HEALTHCARE OF AMERICA

2,976,980 Shares of Common Stock Offered by Selling Stockholder

This Prospectus Supplement No. 18 supplements our Prospectus dated December 12, 2013 (the “Prospectus”) that forms a part of our first amended Registration Statement on Form S-1 (Securities and Exchange Commission File No. 333-191622).  This Prospectus Supplement No. 18 is being filed to update and supplement certain information contained in the Prospectus with the information contained in our Current Report on Form 8-K dated December 14, 2017, filed with the Securities and Exchange Commission on December 20, 2017 (the “Form 8-K”).  Accordingly, we have attached the Form 8-K to this Prospectus Supplement.  This Prospectus Supplement No. 18 should be read in conjunction with the Prospectus and all prior supplements thereto, which is required to be delivered with this Prospectus Supplement. If there is any inconsistency between the information in the Prospectus, any prior supplements thereto, and this Prospectus Supplement, you should rely on the information in this Prospectus Supplement.

Our common stock is quoted on the OTCQB under the symbol “FUTU.”  On December 19, 2017, the last sale price of our common stock as quoted on the OTCQB was $0.04.

These securities involve a high degree of risk.  You should carefully consider the risks identified under the caption “Risk Factors” beginning on Page 2 of the Prospectus and under similar headings in any amendments or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of any of these securities or passed upon the adequacy or accuracy of the Prospectus or this Prospectus Supplement.  Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is December 20, 2017.

INDEX TO FILINGS

Attachment

Form 8-K filed with the SEC on December 20, 2017                      A

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20509

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 14, 2017

Date of Report

(Date of earliest event reported)

FUTURE HEALTHCARE OF AMERICA

(Exact name of registrant as specified in its charter)

WYOMING	000-54917	45-5547692
(State or other jurisdiction of incorporation or organization)	Commission File Number	(I.R.S. Employer Identification No.)

5001 Baum Boulevard, Suite 770

Pittsburgh, Pennsylvania 15213

(Address of principal executive offices)

(561) 693-1422

Registrant's telephone number

N/A

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item	8.01 Other Events.

Effective as of December 14, 2017, the Board of Directors of Future Healthcare of America, a Wyoming corporation (the “Company”), unanimously resolved to reduce the exercise price of the Company’s outstanding Variable Rate Senior Secured Convertible Debenture dated September 9, 2013, in the principal amount of $1,010,000, from $0.25 per share to $0.10 per share.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FUTURE HEALTHCARE OF AMERICA,

a Wyoming corporation

Dated: December 20, 2017	By /s/ Christopher J. Spencer Christopher J. Spencer, Chief Executive Officer, President and Director